Reed Smith LLP
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September 30, 2010

ProPhase Labs, Inc.
621 N. Shady Retreat Road
Doylestown, Pennsylvania

Ladies and Gentlemen:

We have acted as counsel for ProPhase Labs, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,995,665 shares of common stock, par value $0.0005 per share, of the Company (the “Shares”) issuable under the Company’s 2010 Equity Compensation Plan (the “2010 Plan”) and the 2010 Directors’ Equity Compensation Plan (the “2010 Directors’ Plan”, and together with the 2010 Plan, the “Plans”) pursuant to the registration statement on Form S-8 filed by the Company on September 30, 2010 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issue of the Shares.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plans, and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.

September 30, 2010

Our opinion is based solely on our review of the Nevada Revised Statutes and such corporate records as we deemed necessary or appropriate.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP a Limited Liability Partnership